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                                                                      EXHIBIT 23


Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference of our report on Chittenden Corporation dated January 13, 2000, included in this Annual Report on Form 10-K into the Company's previously filed Registration Statements on Form S-3 (File No. 333-80747) and Form S-8 (File Nos. 333-81197, 333-58133, 333-25531, 333-25765). Our report dated January 15, 1999 included in Chittenden Corporation's Annual Report on Form 10-K for the year ended December 31, 1998 is no longer appropriate since restated financial statements have been presented giving effect to a business combination accounted for as a pooling-of-interests.


/s/ Arthur Andersen LLP


Boston, Massachusetts
March 14, 2000